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                                                    EXHIBIT 11

              ESTERLINE TECHNOLOGIES CORPORATION
           Computation of Earnings Per Common Share
 For the Three Months and Six Months Ended April 30, 1994 and 1993
           (In thousands, except per share amounts)


                                         Three Months Ended       Six Months Ended
                                              April 30,               April 30,
                                        --------------------    --------------------


                                           1994       1993        1994        1993
                                        ---------  ---------    ---------  ---------

Primary
- - -------

Net earnings                            $   1,154  $     483    $     750  $     814
                                        =========  =========    =========  =========

Average number of common shares
  outstanding                               6,513      6,511        6,513      6,511
Add - net shares assumed to be issued
  for stock options                             2        122            2        122
                                        ---------  ---------    ---------  ---------
Total average primary common
  shares outstanding                        6,515      6,633        6,515      6,633
                                        =========  =========    =========  =========

Primary net earnings per
   common share                         $    0.18  $    0.07    $    0.12  $    0.12
                                        =========  =========    =========  =========

Fully Diluted
- - -------------

Net earnings                            $   1,154  $     483    $     750  $     814
Add - interest on convertible debentures
  net of federal income taxes                 268        272          536        544
                                        ---------  ---------    ---------  ---------

Net earnings and interest on
  convertible debentures, net           $   1,422  $     755    $   1,286  $   1,358
                                        =========  =========    =========  =========

Average number of common shares
  outstanding (above)                       6,513      6,511        6,513      6,511
Add - net shares assumed to be issued
  for stock options                             2        122            2        122
Add - shares assumed to be issued on
  conversion of convertible
  debentures                                  504        504          504        504
                                        ---------  ---------    ---------  ---------
Total average common shares on
  a fully diluted basis                     7,019      7,137        7,019      7,137
                                        =========  =========    =========  =========

Fully diluted net earnings per
   common share                         $    0.20  $    0.11    $    0.18  $    0.19
                                        =========  =========    =========  =========

Primary net earnings per
   common share                         $    0.18  $    0.07    $    0.12  $    0.12
                                        =========  =========    =========  =========

Dilutive effect per common share             None       None         None       None
                                        =========  =========    =========  =========


Note: The computation of earnings per share on a fully diluted basis results in earnings per share which are anti-dilutive in all periods.

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